Exhibit 99.1

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200

ZUMIEZ INC. ANNOUNCES DEPARTURE OF TREVOR LANG

Everett, WA – May 10, 2011 – Zumiez Inc. (NASDAQ: ZUMZ) announced today that Trevor Lang has resigned as Chief Financial Officer, Chief Administrative Officer & Secretary effective June 1, 2011 in order to move back to Atlanta, Georgia. A search for Lang’s successor is underway.

Rick Brooks, Chief Executive Officer of Zumiez commented “Trevor has done an excellent job over the last four years helping guide us through the great recession. In addition, he has been an important part of the team that has helped design the strategies and investments that positioned us to deliver exceptional 2010 financial results, a strong start to 2011 and more importantly a unique business model that is built for growth. We are grateful for his contributions and wish him well in his new job.”

Mr. Lang commented “It has been a pleasure to work at Zumiez. I believe the company is well positioned for the future and I am glad that I was able to be a part of this great retail company.”

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of April 30, 2011 we operated 406 stores in the United States and 2 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company’s future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s quarterly report on Form 10-K for the year ended January 31, 2011 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.